Exhibit 10.17(a)

***CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

GST Reg. No: __________________________

AMENDED AND RESTATED AGREEMENT FOR LEASE

THIS AGREEMENT made as of the 5th day of May, 2023.

BETWEEN:

PURELY CANADA TERMINALS CORP.
of #002-2305 Victoria Avenue, Regina, Saskatchewan, S4P 0S7
(“Sub-Lessor”)

AND:

PURELY CANADA FOODS CORP.
of #002-2305 Victoria Avenue, Regina, Saskatchewan, S4P 0S7
(“Sub-Lessee”)

AND:

KAMBEITZ AGRI INC.
of #002-2305 Victoria Avenue, Regina, Saskatchewan, S4P 0S7
(“Agri”)

(hereinafter collectively referred to as the “Parties”
and individually as a “Party”)

WHEREAS the Parties entered into a Sub-Lease dated effective December 1, 2020, where the particulars of the land description and lease terms have changed as the land development has progressed, and the Parties desire to restate the terms of the Lease in one document to clarify the current terms of the Lease;

AND WHEREAS Agri is the registered owner of an estate in fee simple, subject however to such encumbrances, liens and interests as appear on the Certificate of Title, in all that certain tract of land situated in the Province of Saskatchewan attached in Schedule “A” and legally described as follows:

Surface Parcel #204014898

Reference Land Description: Blk/Par A Plan No 102401840

(the “Kambeitz Lands”);

AND WHEREAS Agri wishes to subdivide the Kambeitz Lands into 5 Units as more particularly set out in Schedule “B” (the “Subdivision”);

AND WHEREAS Agri and the Sub-Lesssor have entered into a purchase and sale agreement, dated June 30, 2020 (“Purchase and Sale Agreement”), pursuant to which, Agri shall transfer and sell to the Sub-Lessor, all its right, title and interest in Units 1, 3 and 4 as set out in Schedule “B” attached to this Agreement (the “Subdivided Land”);

AND WHEREAS the Sub-Lessor owns the buildings located on the Subdivided Lands and were financed through Business Development Bank of Canada (“BDC”) in the amount of $21,000,000 (“Principal”) and shareholder loans (the “Shareholder Loans”) of $12,800,000.

AND WHEREAS prior to the Subdivision, Agri has agreed to lease the Subdivided Land to the Sub-Lessor upon the terms and conditions hereinafter set forth (“Lease Agreement” or “Lease”);

AND WHEREAS the Sub-Lessor has agreed to lease the Subdivided Land to the Sub-Lessee upon the terms and conditions hereinafter set forth (“Sub-Lease Agreement” or “Sub-Lease”);

NOW THEREFORE THIS AGREEMENT WITNESSES that, for good and valuable consideration, covenants, promises and agreements, contained in this Agreement on the part of the Tenant to be paid, observed and performed, and covenants, promises and agreements, contained in this Agreement on the part of the Landlord to be observed and performed, the receipt and sufficiency of which are hereby acknowledged by each of the Parties:

1.	Term

(1)	In consideration of the rents, covenants and agreements herein contained on the part of the Sub-Lessee to be paid, observed and performed, the Sub-Lessor hereby leases to the Sub-Lessee, the Subdivided Land for a period of ten (10) years (the “Term”) which shall commence on July 1, 2020 (“Commencement Date”) and expire June 30, 2030.

(2)	The Sub-Lease shall terminate upon the earlier of:

a)	the expiration of the Term; or

b)	the breach of the terms of this Sub-Lease by either Party (the “Defaulting Party”) after:

i.	the Defaulting Party has been given written notice of its breach (also defined as “Notice”) by the Party not in default (“Non-Defaulting Party”);

ii.	the Defaulting Party has failed to remedy the breach within Thirty (30) days of the Notice;

iii.	the Non-Defaulting Party has elected to exercise its right to terminate the Agreement under this paragraph; and

iv.	the Non-Defaulting Party has given the Defaulting Party written notice of its intention to terminate the Agreement and within the 30-day notice period the Sub-Lessee has not elected to exercise its option to purchase as outlined in this Sub-Lease; or

c)	the completion of the transfer of ownership of the Kambeitz Land or Subdivided Land, as applicable, in accordance with the terms as set out in this Sub-Lease.

(3)	In the event that all necessary approvals are obtained to subdivide the Kambeitz Lands in the manner contemplated in the Purchase and Sale Agreement and the Subdivided Land is transferred so as to result in the Sub-Lessee becoming the registered owner of the Subdivided Land in accordance with the terms and conditions of the Purchase and Sale Agreement, the Term shall then expire and this Sub-Lease Agreement and all obligations of the Parties hereunder shall then terminate. For further certainty, the Sub-Lessor and the Sub-Lessee acknowledge and agree that any and all covenants and obligations set forth in the Purchase and Sale Agreement shall survive the execution and termination of this Sub-Lease Agreement.

2.	Acceptance

The Sub-Lessee hereby leases and accepts the lease of the Subdivided Land from the Sub-Lessor and covenants to observe and perform all the covenants and obligations to be observed and performed by the Sub-Lessee pursuant to this Sub-Lease Agreement.

3.	Rent

(1)	The Sub-Lessee covenants and agrees to pay from and after the Commencement Date to the Sub-Lessor, in lawful money of Canada, without any prior demand therefore and without any deduction, abatement or set-off whatsoever, as monthly rent (“Rent”), the following:

a)	Basic Rent: subject to paragraph 3(2), the amount which is:

i.	equal to the exact monthly mortgage payments payable of Principal, and interest (together referred to as “BDC Debt”); and

ii.	equal to the monthly RBC prime rate of interest multiplied by the shareholder loan balance of $12,800,000; payable monthly in advance,

payable on the first day of each and every month of the Term of the Sub-Lease. Such payment shall be mailed or delivered to #002 – 2305 Victoria Avenue, Regina, Saskatchewan, S4P 0S7; and

b)	all utilities related to the Subdivided Land and the use of the Subdivided Land, including but not limited to the direct payment of the electricity, natural gas, water, sewer, telephone, internet services and cable.

(2)	For further certainty, the Sub-Lessor and the Sub-Lessee, as the Sub-Lessee and the Sub-Lessor agrees that the Rent shall constitute full and final payment and satisfaction of any and all rent, charges, impositions and expenses of every nature and kind relating to the Subdivided Land that may now or hereafter become due and owing by the Sub-Lessee to the Sub-Lessor under this Sub-Lease Agreement. No further amounts shall be due or payable by the Sub-Lessee to the Sub-Lessor with respect to the Sub-Lease Agreement except those charges, impositions and expenses as are expressly set forth in this Sub-Lease Agreement.

4.	Sub-Lessor Covenants, Representations and Warranties

(1)	The Sub-Lessor covenants and agrees to not, upon the acceptance of this Sub-Lease Agreement, enter into any mortgage, lease, charge or encumbrance affecting or concerning the Lands or any portion thereof or any agreement modifying any existing mortgage, charge, lease or encumbrance affecting or concerning the Subdivided Land without the prior written consent of the Sub-Lessee.

(3)	The Sub-Lessor hereby represents and warrants to the Sub-Lessee as follows:

a)	the Sub-Lessor is a corporation duly incorporated and validly existing under the laws of the Province of Saskatchewan, with its operating headquarters at Regina, Saskatchewan;

b)	the Sub-Lessor has all necessary corporate power, authority and capacity to enter into this Sub-Lease and have the power and authority to lease the Subdivided Land, to enter into this Sub-Lease Agreement and to carry out their obligations under it;

c)	the Sub-Lessor has good and marketable title to the Lands;

d)	the Sub-Lessor is not “non-Canadians” for purposes of and within the meaning of the Investment Canada Act (Canada); and

e)	all taxes, rates, levies and assessments in respect of the Lands will be paid in full as of the date hereof and there is no obligation on the part of the Sub-Lessor to pay money to any statutory authority in connection with the Lands.

5.	The Sub-Lessee Covenants, Representations and Warranties

(1)	The Sub-Lessee hereby represent and warrant to the Sub-Lessor as follows:

a)	the Sub-Lessee is a corporation duly incorporated and validly existing under the laws of the Province of Saskatchewan, with its operating headquarters at Regina, Saskatchewan;

b)	the Sub-Lessee has all necessary corporate power, authority and capacity to enter into this Sub-Lease Agreement and to carry out their obligations under it;

c)	The Sub-Lessee is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

6.	Quiet Enjoyment

The Sub-Lessor has the right to lease the Subdivided Land to the Sub-Lessee. Sub-Lessee, if not in default, have the right to occupy and use the Subdivided Land without interruption or disturbance from either the Sub-Lessor or any other persons claiming by, through or under the Sub-Lessor.

7.	Insurance

(1)	The Sub-Lessee shall take out or cause to be taken out at all times during the Term and keep in force, at its own expense, adequate liability insurance to insure its assets, located on the Subdivided Land, and to insure any of its employees, agents, and representatives from bodily injury or death, whilst operating such business as the Sub-Lessee intends to conduct on the Subdivided Land and as agreed to between the Parties.

(2)	The Sub-Lessor shall take out or cause to be taken out and at all times during the Term and keep or cause to be kept in force in respect of the Subdivided Land, at its own expense, adequate liability insurance to insure the Subdivided Land and to insure any of its employees, agents, and representatives from bodily injury or death.

(3)	The Sub-Lessor and the Sub-Lessee each hereby release and forever discharge the other from all actions, causes of action, claims, suits and obligations which it has or may hereafter have against the other for or concerning or by reason of, or in any way connected with or arising out of, or in consequence of, an occurrence in respect of which the releasing party has insurance. For greater certainty, it is hereby stipulated that the within release shall apply whether or not the claim being released was a result of the negligence of the released party or of any person for whom it is responsible in law.

8.	Indemnification

The Sub-Lessee shall indemnify and save harmless the Sub-Lessor from and against any and all claims, liabilities, demands, damages or rights of causes of action whatever made or asserted by anyone arising out of OR incidental to this indenture or use, or occupancy, of the Subdivided Land, other than through willful damage or gross negligence by the Sub-Lessor or its agents, contractors, employees, successors or assigns.

The Sub-Lessor shall indemnify and save harmless the Sub-Lessee against all claims, liabilities, demands, damages or rights or causes of action whatever, made or asserted by anyone arising out of OR incidental to this indenture or use or occupancy of the Subdivided Land, including but not limited to, any and all remedial and contingent liabilities related thereto.

9.	Additional Rights and Obligations

(1)	The Sub-Lessee:

a.	may at all times during the continuance of this Sub-Lease Agreement, at its own cost and expense, remove, repair or replace any buildings, structures, fixtures, casing in wells, pipelines, material and equipment of whatsoever nature or kind which it may have placed on or in the Subdivided Land or in any area to be surrendered; and

b.	shall, at its own cost and expense, make all necessary maintenance and repairs to the buildings on the Subdivided Land.

(2)	The Sub-Lessor shall, at its sole cost and expense:

a.	maintain and keep in a good and substantial state of repair the Subdivided Land in accordance with good commercial practice and in compliance with the statues and bylaws of the Rural Municipality of Lajord, including but not limited to, noxious weeds and tidiness; and

b.	in the exercise of due care and diligence, continue in good faith the process of subdividing the Lands and in the process create a separate title to enable the Sub-Lessee to purchase the Subdivided Land.

10.	Taxes

The Sub-Lessor and the Sub-Lessee shall each promptly pay and satisfy all taxes, including property taxes, rates and assessments that may be assessed or levied against the Subdivided Land as a result of their respective use and occupation of the Subdivided Land. The Sub-Lessee will pay all taxes, rates and assessments that may be assessed or levied in respect of machinery, equipment, structures or works placed by the Sub-Lessee in, on or under the Subdivided Land.

11.	Compliance with Laws and Regulations

The Sub-Lessor and the Sub-Lessee shall comply with all applicable laws and regulations as may be in force from time to time, and any other statute pertaining to the activities herein and the regulations passed thereunder.

12.	Surrender

The Sub-Lessee shall have the right at any time and from time to time by written notice to the Sub-Lessor to surrender all or any portion of the Subdivided Land and terminate this Sub-Lease Agreement as it relates to the surrendered premises, provided however, that there shall be no refund to the Sub-Lessee of any compensation which may have been paid in advance and that all provisions for abandonment and reclamation have been complied with in accordance with applicable laws and regulations.

13.	Discharge of Encumbrances

The Sub-Lessee may, at its option, pay or discharge all or any balance owing under any agreement for sale or mortgage, or of any tax, charge, lien or encumbrance of any kind or nature whatsoever which may now or hereafter exist on or against or in any way affect the Subdivided Land, in which event the Sub-Lessee shall be subrogated to the rights of the holder or holders thereof, and may in addition thereto, at its option, reimburse itself by applying on account the repayment of the amount so paid by it, the rates or other sum accruing to the Sub-Lessor under the terms of this Sub-Lease Agreement.

14.	Default and Termination

Notwithstanding anything herein contained to the contrary, the Sub-Lessee shall not be in default in the performance of any of its covenants or obligations under this Sub-Lease Agreement, including the payment of Rent, unless and until the Sub-Lessor have notified the Sub-Lessee of such default and the Sub-Lessee have failed to commence action to remedy the same within thirty (30) days after the receipt of such notice (“Default”). For the purpose of this Section 14, a letter by the Sub-Lessee to the Sub-Lessor of the Sub-Lessee intent to remedy a default shall constitute a commencement of action to remedy the said default.

In the event of Default on the part of the Sub-Lessee, then the Sub-Lessor, without prejudice to any other rights which it has pursuant to this Sub-Lease or at law, shall have the following rights and remedies, which are cumulative and not alternative:

(a)	to terminate this Sub-Lease by notice to the Sub-Lessee or to re-enter the Subdivided Land and repossess it and, in either case, enjoy it as of its former estate, and to remove all persons and property from the Subdivided Land and store such property at the expense and risk of the Sub-Lessee or sell or dispose of such property in such manner as the Sub-Lessor sees fit without notice to the Sub-Lessee. If the Sub-Lessor enters the Subdivided Land without notice to the Sub-Lessee as to whether it is terminating this Sub-Lease under any provision of this Sub-Lease, the Sub-Lessor shall be deemed to be proceeding under Section 14(b), and the Sub-Lease shall not be terminated, nor shall there be any surrender by operation of law, but the Sub-Lease shall remain in full force and effect until the Sub-Lessor notifies the Sub-Lessee that it has elected to terminate this Sub-Lease. No entry by the Sub-Lessor during the Term shall have the effect of terminating this Sub-Lease without notice to that effect to the Sub-Lessee;

(b)	to enter the Subdivided Land as agent of the Sub-Lessee to do any or all of the following: (i) relet the Subdivided Land for whatever length and on such terms as the Sub-Lessor, in its discretion, may determine, and to receive the rent therefor; (ii) take possession of any property of the Sub-Lessee on the Subdivided Land, store such property at the expense and risk of the Sub-Lessee, or sell or otherwise dispose of such property in such manner as the Sub-Lessor sees fit without notice to the Sub-Lessee; (iii) make alterations to the Subdivided Land to facilitate their reletting; and (iv) apply the proceeds of any such sale or reletting first, to the payment of any expenses incurred by the Sub-Lessor with respect to any such reletting or sale, second, to the payment of any indebtedness of the Sub-Lessee to the Sub-Lessor other than Rent, and third, to the payment of Rent in arrears, with the residue to be held by the Sub-Lessor and applied to payment of future Rent as it becomes due and payable, provided that the Sub-Lessee shall remain liable for any deficiency to the Sub-Lessor;

(c)	to remedy or attempt to remedy any default of the Sub-Lessee under this Sub-Lease for the account of the Sub-Lessee and to enter on the Subdivided Land for such purposes. No notice of the Sub-Lessor’s intention to remedy or attempt to remedy such default need be given to the Sub-Lessee unless expressly required by this Sub-Lease, and the Sub-Lessor shall not be liable to the Sub-Lessee for any loss, injury or damages caused by acts of the Sub-Lessor in remedying or attempting to remedy such default. The Sub-Lessee shall pay to the Sub-Lessor all expenses incurred by the Sub-Lessor in connection therewith;

(d)	to recover from the Sub-Lessee all damages, costs and expenses incurred by the Sub-Lessor as a result of any default by the Sub-Lessee including, if the Sub-Lessor terminates this Sub-Lease, any deficiency between those amounts which would have been payable by the Sub-Lessee for the portion of the Term following such termination and the net amounts actually received by the Sub-Lessor during such period of time with respect to the Subdivided Land; and

to recover from the Sub-Lessee the full amount of the current month’s Rent together with the next three (3) months’ installments of Rent, all of which shall immediately become due and payable as accelerated rent.

15.	Notice

Any notice, waiver or other document (a “Notice”) required or permitted to be given to a party under this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail to such party:

(a)	if to Agri, at

KAMBEITZ AGRI INC.
P.O. Box 94
Lajord, Saskatchewan, S0G 2V0
Email: [***]
Attention: Jordan Kambeitz

(b)	if to the Sub-Lessor, at

PURELY CANADA TERMINALS CORP.
#002-2305 Victoria Avenue
Regina, Saskatchewan, S4P 0S7
Email: twest@purelycanada.ca
Attention: Tyler West

(b)            if to the Sub-Lessee, at

PURELY CANADA FOODS CORP.
#002-2305 Victoria Avenue
Regina, Saskatchewan, S4P 0S7
Email: twest@purelycanada.ca
Attention: Tyler West

or at such other address as the party to whom the writing is to be given shall have last notified the party giving the same in the manner provided in this paragraph. Any Notice shall be deemed to have been given and received on the date on which it was delivered at that address and if mailed shall be deemed to have been given and received on the fifth (5th) business day next following the date on which it was mailed, provided, however, that, if at the time of mailing the Notice, normal postal service shall have been interrupted through strikes or other similar irregularities, then the Notice, waiver or other document shall be deemed to have been given and received on the fifth (5th) day following the resumption of normal mail service.

16.	Registration of lnterest

The Sub-Lessee may register its interest under this Sub-Lease Agreement against the title to the Kambeitz Lands.

17.	Security for Payment of Rent

As security for the payment of all rent payable to the Sub-Lessor in accordance with the terms and provisions of this Sub-Lease, the Sub-Lessee hereby assigns and grants unto the Sub-Lessor security interest in all of the Sub-Lessee’s real and personal property, present and after acquired, including the proceeds therefrom, and agrees that the Sub-Lessor may seize and sell such property of the Sub-Lessee as may be necessary to satisfy the amount of rent payable.

18.	Option to Purchase

1.	Option to Purchase Kambeitz Lands: In the event that, on or before the expiry of the Term, 1) the Subdivision has not been completed; and 2) the Parties have not entered into a new Lease and Sub-Lease agreement on substantially the same terms as set out herein and under the Lease or 3) the Sub-Lessor is in default under the Lease which cannot be remedied and Agri intends to terminate the Lease and underlying Sub-Lease, then the Sub-Lessee shall have the irrevocable option, at its sole discretion, to purchase the Kambeitz Lands from Agri or the Sub-Lessor, as applicable, at a purchase price equal to the Purchase and Sale Agreement plus the fair market value of building located on the lands under the Sub-Lease owned by the Sub-Lessor (as set out in (2)) plus the additional portions of the Kambeitz Lands not included in the Subdivided Land at fair market value, but not including the remaining buildings on the Kambeitz Lands, upon provision of notice to Agri and the Sub-Lessor.

2.	Option to Purchase Building on Subdivided Land: In the event that, on or before the expiry of the Term, the Subdivision has been completed at any time on or before the expiry of the Term, the Sub-Lessee shall have the irrevocable option, at its sole discretion, and at any time on or before the expiry of the Term,

a.	to renew the lease for 3 additional 10 year terms upon notice at least 3 months prior to termination of the prior term. The Rent for such renewed term (the “Renewed Term”) shall remain the same as the initial Term, which for clarify, is the principal and interest payments owing on the Principal and the interest on outstanding Shareholder Loans.

b.	to complete the purchase of the Subdivided Land and all buildings located on Units 1, 3 and 4 (the “Grain Terminal”). The purchase price for the Grain Terminal shall be Thirty-Four Million, Eight Hundred Fifty Thousand dollars ($34,850,000) minus a) all payments made by the Sub-Lessor as Basic Rent, under this Agreement, as set out in paragraph 3(1)a)i, during the Term and b) all other payments made directly to the Business Development Bank of Canada by the Sub-Tenant, prior to exercising the Option. Such option shall be included in any Renewed Term.

19.	General

1.	Costs and expenses. All reasonable costs and expenses (including, without limitation, the reasonable fees and disbursements of legal counsel) incurred in connection with the preparation and execution of this Sub-Lease Agreement shall be paid by the Sub-Lessee.

2.	Applicable law. This Sub-Lease Agreement shall be governed by and construed in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein and shall be treated, in all respects, as a Saskatchewan contract. The Parties hereto do hereby irrevocably submit and attorn to the non-exclusive jurisdiction of the Courts of the Province of Saskatchewan for all matters arising out of or relating to this Sub-Lease Agreement, or any of the transactions contemplated hereby.

3.	Entire Agreement. Save for the terms and condition so the Purchase and Sale Agreement, this Sub-Lease Agreement and the schedules, together with all agreements and other documents to be delivered pursuant to this Sub-Lease Agreement, constitute the entire agreement between the parties pertaining to the subject matter of this Sub-Lease Agreement and supersedes all prior agreements understandings, negotiations and discussions, whether oral or written, of the parties, and, except as stated, contain all of the representations and warranties of the respective Parties. This Sub-Lease Agreement may not be amended or modified in any respect, except by written instrument executed by the Parties.

4.	Time of the essence. Time will be of the essence of this Sub-Lease Agreement and will remain of the essence notwithstanding the extension of any of the dates hereunder.

5.	Assignment and Enurement. Neither this Sub-Lease Agreement nor any rights or obligations under it shall be assignable by any Party without the prior written consent of the other Parties. Subject to the foregoing, this Sub-Lease Agreement shall enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators, successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

6.	Further assurances. The Parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this Sub-Lease Agreement, and each Party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Sub-Lease Agreement and to carry out its provisions.

7.	Rights. Except as specifically set forth or referred to in this Sub-Lease Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer on or to give any person, other than the Parties and their respective successors and assigns, any rights or remedies under or by reason of this Sub-Lease Agreement.

8.	Headings and descriptions. The headings and marginal descriptions of all Articles, sections and other paragraphs are inserted for convenience of reference only and shall not affect the construction or interpretation of this Sub-Lease Agreement.

9.	Gender and number. Words importing the singular include the plural and vice versa. Words importing gender include all genders.

10.	Counterparts. This Sub-Lease Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument shall be effective as from the date hereof.

11.	Transmission Via Fax: The parties agree that this Sub-Lease Agreement may be transmitted by facsimile or such similar device and that the reproduction of signatures by facsimile or such similar device will be treated as binding as if originals and each party hereto undertakes to provide each and every other party hereto with a copy of the Sub-Lease Agreement bearing original signatures.

IN WITNESS WHEREOF the parties have duly executed this amended and restated Sub-Lease Agreement on the 5th day of May 2023.

KAMBEITZ AGRI INC.

(Corporate Seal)	Per:	/s/ Jordan Kambeitz
Name: Jordan Kambeitz
Title: President

PURELY CANADA TERMINALS CORP.

(Corporate Seal)	Per:	/s/ Lionel Kambeitz
Name: Lionel Kambeitz
Title: Executive Chairman

PURELY CANADA FOODS CORP.

(Corporate Seal)	Per:	/s/ Lionel Kambeitz
Name: Lionel Kambeitz
Title: Executive Chairman

SCHEDULE “A”

KAMBEITZ LAND

[Attached]

SCHEDULE “B”

SUBDIVIDED LAND

[Attached]